Exhibit 10.3

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

LICENSE AGREEMENT

between

ABBVIE DEUTSCHLAND GMBH & CO. KG

and

DISC MEDICINE, INC.

Dated as of September 13, 2019

TABLE OF CONTENTS

Article 1	DEFINITIONS	1
Article 2	GRANT OF RIGHTS	8
2.1	Grants to Licensee	8
2.2	Sublicenses	9
2.3	Third Party Agreements	9
2.4	No Other Rights Granted	9
Article 3	DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES	10
3.1	Development	10
3.2	Regulatory Matters	10
3.3	Records; Reports; Alliance Manager	11
3.4	Commercialization	11
3.5	Supply of Licensed Compounds	12
3.6	Subcontracting	12
3.7	Know-How Transfer	13
3.8	Non-Compete	13
Article 4	PAYMENTS AND RECORDS	13
4.1	Upfront Payment	13
4.2	Development Milestones	13
4.3	Commercialization Milestones	14
4.4	Sales-Based Milestones	14
4.5	Royalties	14
4.6	Withholding Taxes	15
4.7	Indirect Taxes	15
4.8	Interest on Late Payments	15
4.9	Financial Records	16
4.10	Audit	16
4.11	Audit Dispute	16
4.12	Confidentiality	16
4.13	No Other Compensation	16
Article 5	INTELLECTUAL PROPERTY	17
5.1	Ownership of Intellectual Property	17
5.2	Maintenance and Prosecution of Patents	17
5.3	Enforcement of Patents	19
i

5.4	Infringement Claims by Third Parties	20
5.5	Invalidity or Unenforceability Defenses or Actions	20
5.6	Inventor’s Remuneration	20
5.7	AbbVie Technology	20
Article 6	PHARMACOVIGILANCE	21
6.1	Pharmacovigilance Activities	21
Article 7	CONFIDENTIALITY AND NON-DISCLOSURE	21
7.1	Confidentiality Obligations	21
7.2	Permitted Disclosures	22
7.3	Securities Filings and other Disclosures Required by Law	22
7.4	Use of Name	23
7.5	Public Announcements	23
7.6	Publications	23
7.7	Trade Secrets	24
7.8	Return of Confidential Information	24
7.9	Survival	24
Article 8	REPRESENTATIONS AND WARRANTIES	24
8.1	Mutual Representations and Warranties	24
8.2	Additional Representations and Warranties of AbbVie	25
8.3	Additional Representations and Warranties of Licensee	25
8.4	DISCLAIMER	26
Article 9	INDEMNITY	27
9.1	Indemnification of AbbVie	27
9.2	Indemnification of Licensee	27
9.3	Notice of Claim	27
9.4	Control of Defense	27
9.5	Special, Indirect, and Other Losses	29
9.6	Insurance	29
Article 10	TERM AND TERMINATION	30
10.1	Term	30
10.2	Termination for Material Breach	30
10.3	Additional Termination by AbbVie and Licensee	30
10.4	Termination for Bankruptcy, Insolvency or Similar Event	31
10.5	Termination in Entirety	31
10.6	Transition Assistance	32
ii

10.7	Remedies	33
10.8	Accrued Rights; Surviving Obligations	33
Article 11	MISCELLANEOUS	33
11.1	Force Majeure	33
11.2	Export Control	33
11.3	Assignment	34
11.4	Severability	34
11.5	Governing Law, Jurisdiction and Service	34
11.6	Dispute Resolution	34
11.7	Notices	35
11.8	Entire Agreement; Amendments	36
11.9	Waiver and Non-Exclusion of Remedies	36
11.10	English Language	36
11.11	No Benefit to Third Parties	36
11.12	Further Assurance	36
11.13	Relationship of the Parties	36
11.14	Performance by Affiliates and Sublicensees	37
11.15	Counterparts; Facsimile Execution	37
11.16	References	37
11.17	Construction	37

SCHEDULES

Schedule 1.3	AbbVie Know-How
Schedule 1.4	AbbVie Patents
Schedule 1.54	Licensed Compounds
Schedule 3.5.1	Assignment of Existing Inventory
Schedule 7.5	Form of Press Release
Schedule 11.6.2	ADR Procedures
iii

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into effective as of September 13, 2019 (the “Effective Date”) by and between AbbVie Deutschland GmbH & Co. KG (“AbbVie”), and Disc Medicine, Inc., a Delaware corporation (“Licensee”). AbbVie and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, AbbVie controls certain intellectual property rights with respect to the Licensed Compounds (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and WHEREAS, AbbVie wishes to grant to Licensee, and Licensee wishes to take, a license under such intellectual property rights to develop and commercialize Licensed Compounds and Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.        “AbbVie” has the meaning set forth in the preamble hereto.

1.2.        “AbbVie Indemnitees” has the meaning set forth in Section 9.1.

1.3.        “AbbVie Know-How” means all Information Controlled by AbbVie or any of its Affiliates as of the Effective Date that is not generally known and is necessary for the Development, Manufacture, or Commercialization of a Licensed Compound or Licensed Product [***] as listed in Schedule 1.3.

1.4.        “AbbVie Patents” means: (a) the Patents set forth in Schedule 1.4 that are Controlled by AbbVie or any of its Affiliates as of the Effective Date, as well as any Patents issuing therefrom; (b) all Patent applications filed after the Effective Date, as well as any Patents issuing therefrom, that directly claim priority to any of the Patents in the foregoing clause (a); and (c) all Patent term extensions, supplementary protection certificates, or equivalent rights relating to clauses (a) and (b), by or on behalf of the Parties under this Agreement.

1.5.        [***]

1.6.        “Accounting Standards” with respect to a Party means that such Party shall maintain records and books of accounts in accordance with United States Generally Accepted Accounting Principles.

1.8.        “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). For purposes of this Agreement, Atlas Venture, its Affiliates and its and their respective portfolio companies shall not be deemed to be an Affiliate of Licensee or any of Licensee’s Affiliates.

1.9.        “Agreement” has the meaning set forth in the preamble hereto.

1.10.       “Alliance Manager” has the meaning set forth in Section 3.3.3.

1.11.       “Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.12.       “Audit Arbitrator” has the meaning set forth in Section 4.11.

1.13.       “Authorized Sublicense” has the meaning set forth in Section 2.2.1.

1.14.       “Breaching Party” has the meaning set forth in Section 10.2.1.

1.15.       “Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.

1.16.       “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

1.17.       “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

1.18.       “Combination Product” means a Licensed Product that is: (a) sold in the form of a combination that contains or comprises one or more Other Active Ingredients (whether co-formulated or co-packaged or otherwise sold for a single price) other than a Licensed Compound in the Licensed Product; (b) sold for a single price together with any (i) delivery device or component therefor, (ii) diagnostic product, process, service, or therapy, or (iii) product, process, service, or therapy other than the Licensed Product; or (c) defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent.

1.19.       “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Licensed Compound or Licensed Product, including activities related to marketing, promoting, distributing, and importing such Licensed Compound or Licensed Product, and interacting with Regulatory Authorities regarding any of the foregoing. For clarity, Commercialization does not include Manufacturing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.20.       “Commercially Reasonable Efforts” means [***].

1.21.       “Confidential Information” means any technical, business, or other information or data provided orally, visually, in writing or other form by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on, or after the Effective Date, including information relating to the terms of this Agreement, a Licensed Compound or any Licensed Product, any Exploitation of a Licensed Compound or any Licensed Product, any Information with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including AbbVie Know-How and Reversion Technology, as applicable), or the scientific, regulatory or business affairs or other activities of either Party.

1.22.       “Control” means, with respect to any item of Information, material, Patent, or other intellectual property right existing on or after the Effective Date or during the Term, possession of the right, whether directly or indirectly, and whether by ownership, (sub)license or otherwise (other than by operation of the license and other grants in Section 2.1 (but not assignment)), to grant a license, sublicense or other right to or under such Information, material, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to grant such (sub)license or rights or triggering any payment obligation to a Third Party. Notwithstanding the foregoing, no Information, material, Patents or other intellectual property rights will be “Controlled” by a Party hereunder if such Information, material, Patents or other intellectual property rights are owned or in-licensed by a Third Party that becomes an Affiliate of such Party after the Effective Date as a result of such Party (a) acquiring such Third Party or a portion of the business of such Third Party or (b) being acquired by such Third Party (in each case, whether by merger, stock purchase or purchase of assets).

1.23.       “Convicted Individual” or “Convicted Entity” has the meaning set forth in Section 8.3.3(d).

1.24.       “CREATE Act” has the meaning set forth in Section 5.2.6.

1.25.       “Debarred Entity” has the meaning set forth in Section 8.3.3(b).

1.26.       “Debarred Individual” has the meaning set forth in Section 8.3.3(a).

1.27.       “Default Notice” has the meaning set forth in Section 10.2.1.

1.28.       “Development” means all activities related to research, pre-clinical and other non- clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.29.       “Dispute” has the meaning set forth in Section 11.6.

1.30.       “Dollars” or “$” means United States Dollars.

1.31.       “Drug Approval Application” means a New Drug Application or Biologics License Application as defined in the FFDCA, or any corresponding foreign application in the Territory.

1.32.       “Effective Date” has the meaning set forth in the preamble hereto.

1.33.       “EMA” means the European Medicines Agency and any successor agency or authority having substantially the same function.

1.34.       “European Union” means the economic, scientific, and political organization of member states of the European Union as it is constituted as of the Effective Date or from time to time, and any successor thereto.

1.35.       “Excluded Field” means [***].

1.36.       “Excluded Individual” or “Excluded Entity” has the meaning set forth in Section 8.3.3(c).

1.37.       “Exploit” or “Exploitation” means to make, have made, import, use, sell, or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of.

1.38.       “FDA” means the United States Food and Drug Administration and any successor agency or authority having substantially the same function.

1.39.       “FDA’s Disqualified/Restricted List” has the meaning set forth in Section

1.40.       “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.41.       “Field” means all human and non-human diagnostic, prophylactic, and therapeutic uses, other than uses in the Excluded Field.

1.42.       “First Commercial Sale” means [***].

1.43.       “FTE” means the equivalent of the work of [***] (consisting of [***] per Calendar Year).

1.44.       “Improvement” means improved antibodies containing derivatives or modifications of, or enhancements to, an antibody Controlled by AbbVie or its Affiliates and set forth on Schedule 1.54 which improved antibodies specifically target RGMc as their primary mode of action, including all fragments thereof that specifically bind the RGMc target.

1.45.       “Improvement Patent” means any Patent claiming any Improvement to a Licensed Compound that is conceived, discovered, developed, or otherwise made by or on behalf of Licensee, its Affiliates or Sublicensees.

1.46.       “IND” means an application filed with a Regulatory Authority for authorization to commence human clinical studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any clinical trial application or other equivalent of a United States IND in other countries or regulatory jurisdictions, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.47.       “Indemnification Claim Notice” has the meaning set forth in Section 9.3.

1.48.       “Indirect Taxes” has the meaning set forth in Section 4.7.

1.49.       “Indemnified Party” has the meaning set forth in Section 9.3.

1.50.       “Information” means all technical and scientific information, trade secrets, methods, processes, practices, formulae, specifications, data and results, including study designs and protocols; assays; and biological methodology; in each case to the extent confidential, proprietary, patented or patentable, in written or electronic form.

1.51.       “Joint IP” has the meaning set forth in Section 5.1.

1.52.       “Joint Patent” has the meaning set forth in Section 5.1.

1.53.       “LIBOR” means the London Interbank Offered Rate for deposits in United States Dollars having a maturity of one month published by the British Bankers’ Association, as adjusted from time to time on the first London Business Day of each month.

1.54.       “Licensed Compounds” means: (a) all of the antibodies Controlled by AbbVie or its Affiliates and set forth on Schedule 1.54 [***].

1.55.       “Licensed Product” means any pharmaceutical product comprising or containing (a) any Licensed Compound or (b) an antibody or other compound that is covered by a claim of a Joint Patent [***] (a) and (b), alone or in combination with one or more other active ingredients (“Other Active Ingredients”), in any and all forms, in current and future delivery systems, dosage forms and strengths, and formulations, including any improvements thereto.

1.56.       “Licensee” has the meaning set forth in the preamble hereto.

1.57.       “Licensee Indemnitees” has the meaning set forth in Section 9.2.

1.58.       “Licensee Prosecuted Infringement” has the meaning set forth in Section 5.3.1.

1.59.       “Losses” has the meaning set forth in Section 9.1.

1.60.       “Major Market” means [***].

1.61.       “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of a Licensed Compound, any Licensed Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control. For clarity, Manufacturing does not include Commercialization.

1.62.       “Net Sales” means [***].

Net Sales shall not include [***] in similar quantities.

Net Sales for any Combination Product will be calculated on a country-by-country basis by multiplying actual Net Sales of such Combination Product [***]. If such Licensed Product is [***].

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Licensee, its Affiliates, or Sublicensees, which must be in accordance with Accounting Standards.

1.63.       “Non-Breaching Party” has the meaning set forth in Section 10.2.1.

1.64.       “Other Active Ingredients” has the meaning set forth in Section 1.55.

1.65.       “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.66.       “Patent Challenge” has the meaning set forth in Section 10.3.1.

1.67.       “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any patent term adjustments, patent term extensions, supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.68.       “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.69.       “Phase II Trial” means a human clinical trial of a Licensed Product conducted in any country in the Territory (whether a standalone trial or a stage of a “Phase I/II” clinical trial described in the protocol as the “Phase II portion”, or a stage of a “Phase II/III” clinical trial described in the protocol as the “Phase II portion”) the principal purpose of which is to evaluate the clinical efficacy, safety, pharmacodynamics or biological activity of such product in patients with the disease or condition under study, as further described in 21 CFR § 312.21(b), as amended, or a similar clinical study in a country other than the United States, and is prospectively designed to generate sufficient data that may permit commencement of Phase III Trial, or that would otherwise satisfy the requirements of 21 C.F.R. § 312.21(b), as amended, or its foreign equivalent.

1.70.       “Phase III Trial” means a human clinical trial of a Licensed Product (whether a standalone trial or a stage of a “Phase II/III” clinical trial described in the protocol as the “Phase III portion”) on a sufficient number of subjects in an indicated patient population that is designed to establish that a Licensed Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such Licensed Product, including the trials referred to in 21 C.F.R. § 312.21(c), as amended, or its foreign equivalent.

1.71.       “Product Infringement” has the meaning set forth in Section 5.3.1.

1.72.       “Product Trademarks” means the Trademarks to be used by Licensee or its Affiliates or its or their respective Sublicensees for the Commercialization of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates or Sublicensees).

1.73.       “Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, or market a Licensed Compound or Licensed Product in such country or other jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such country or other jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) labeling approval.

1.74.       “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory agencies, departments, bureaus, commissions, councils, or other government entities (e.g., the FDA and EMA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of a Licensed Compound or Licensed Product in the Territory.

1.75.       “Regulatory Documentation” means all (a) INDs and IND applications, Drug Approval Applications, Regulatory Approvals and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and adverse event files, in each case ((a) and (b)) relating solely to any Reversion Product.

1.76.       “Regulatory Exclusivity” means with respect to a Licensed Product in a country or other jurisdiction in the Territory, any additional market protection, other than Patent protection, granted by a Regulatory Authority for such Licensed Product in such country or other jurisdiction which confers an exclusive Commercialization period during which Licensee or its Affiliates or Sublicensees can exclusively market and sell such Licensed Product in such country or other jurisdiction through such regulatory exclusivity right.

1.77.       “Reversion License” has the meaning set forth in Section 10.5.2.

1.78.       “Reversion Product” means all Licensed Products in the form that each such Licensed Product exists as of the effective date of termination of this Agreement (but excluding any Other Active Ingredients or other components in any Combination Products).

1.79.       “Reversion Technology” means any Patents or Know-How Controlled by Licensee or any of its Affiliates that (a) claim (with respect to Patents) or specifically relate to (with respect to Know-How) any Reversion Product or its composition of matter or method of use, (b) are incorporated into any such Reversion Product, or (c) are otherwise reasonably necessary or have been used to Exploit any Reversion Product, in each case, as such Patents or Know-How exist and are incorporated into any such Reversion Product, in each case, as such Patents or Know-How exist as of the effective date of such termination of this Agreement (but including, for clarity, any other Patents that directly claim priority to any such Patents).

1.80.       “RGMa” means Repulsive Guidance Molecule A, and refers to a glycosylphosphatidylinositol-anchored glycoprotein that exists in both membrane-bound and soluble forms. [***].

1.81.       “RGMc” means membrane-associated or soluble protein involved in iron overload known as Repulsive Guidance Molecule C [***].

1.82.       “Royalty Term” means, with respect to each Licensed Product and each country or other jurisdiction in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country or other jurisdiction, and ending on the latest to occur of (a) the latest to occur of (i) the expiration of the last-to-expire [***] Patent that includes a Valid Claim that covers such Licensed Product or the Exploitation thereof in such country or other jurisdiction, or (ii) the expiration of the last-to-expire [***] Patent in such country or other jurisdiction; (b) the expiration of Regulatory Exclusivity in such country or other jurisdiction for such Licensed Product, and (c) [***] the First Commercial Sale of the first Licensed Product in such country or other jurisdiction.

1.83.       “Sanctioned Party List” has the meaning set forth in Section 8.3.4.

1.84.       “Senior Officer” means, with respect to AbbVie, its Vice President of Discovery or his or her designee, and with respect to Licensee, its Chief Executive Officer.

1.85.       [***].

1.86.       “Sublicensee” means an Affiliate or Third Party that is granted a sublicense by Licensee under the grants in Section 2.1 as provided in Section 2.2.

1.87.       “Term” has the meaning set forth in Section 10.1.1.

1.88.       “Territory” means the entire world.

1.89.       “Third Party” means any Person other than AbbVie, Licensee and their respective Affiliates.

1.90.       “Third Party Claims” has the meaning set forth in Section 9.1.

1.91.       “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.92.       “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.93.       “Valid Claim” means [***].

Article 2
GRANT OF RIGHTS

2.1              Grants to Licensee. Subject to Section 2.4, Section 5.2.1, Section 5.2.2, and the other terms and conditions of this Agreement, AbbVie hereby grants to Licensee an exclusive (including with regard to AbbVie and its Affiliates) license, with the right to grant sublicenses in accordance with Section 2.2, under the AbbVie Know-How, AbbVie Patents and AbbVie’s interest in the Joint IP, to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory.

2.2         Sublicenses.

2.2.1.      Right to Grant Sublicenses. Licensee shall have the right to grant sublicenses through multiple tiers, under the licenses granted in Section 2.1 to its Affiliates and other Third Parties; provided that any such sublicenses shall be subject to AbbVie’s prior written consent for other Third Parties only (and not Affiliates) if such Third Party is not an Authorized Sublicensee (for which no consent is required), which consent shall not be unreasonably withheld, delayed (subject to this Section 2.2.1) or conditioned, and such consent or election to not provide consent shall in no event be delayed beyond [***] after written notice of such request has been received by AbbVie; provided for clarity, in the event that AbbVie fails to provide either its consent or election to not provide consent prior to the expiration of such [***], AbbVie will be deemed to have given its consent to sublicensing by Licensee as required by this Section 2.2.1. Licensee shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement. Licensee hereby guarantees the performance of its Affiliates and permitted Sublicensees that are sublicensed as permitted herein, and the grant of any such sublicense shall not relieve Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Sublicensee. Any such permitted sublicenses shall be consistent with and expressly made subject to the terms and conditions of this Agreement. A copy of any sublicense agreement executed by Licensee (which may be redacted for terms that are not relevant to show compliance with this Agreement) shall be provided to AbbVie within [***] after its execution. As used herein, an “Authorized Sublicense” shall mean a pharmaceutical or biopharmaceutical company that in the year prior to the date of the sublicense agreement (a) had revenues of at least [***] and (b) had a research and development budget during such year that was [***].

2.2.2.      Termination of Sublicenses. In the event of termination of this Agreement, any sublicense granted by Licensee pursuant to this Section 2.2 shall automatically be deemed to terminate.

2.3         Third Party Agreements.

2.3.1.      Neither Licensee nor any of its Affiliates shall enter into any agreement with a Third Party Sublicensee that is relevant to the Licensed Compounds or Licensed Products without including in such agreement a perpetual license to Licensee and its Affiliates, with the right to sublicense, under any Improvement Patents or Reversion Technology arising under such agreement and that are owned or controlled by such Sublicensee.

2.3.2.      Neither Licensee nor any of its Affiliates shall enter into any agreement with a Third Party subcontractor that is relevant to the Licensed Compounds or Licensed Products without including in such agreement an obligation to assign ownership of, or a perpetual, sublicenseable license to, Licensee and its Affiliates Information and Patents that are created, conceived or discovered by such Third Party subcontractor in the performance of such agreement and that relates to the Exploitation of Licensed Compounds or Licensed Products; provided, however, that (i) with respect to an academic institution, university or non-profit institution, Licensee or its Affiliate may enter into such agreement on customary terms (i.e., at a minimum such agreement shall have an option to negotiate or obtain a license), and (ii) such obligation shall not apply to any improvements to the proprietary core or platform technology owned or in-licensed by any such Third Party subcontractor unless such improvements are necessary for the Exploitation of Licensed Compounds or Licensed Products.

2.4         No Other Rights Granted. Except as expressly provided herein, neither Party grants any other right or license, including any rights or licenses to any Patents (or any corresponding worldwide family member), any Information, any corporate names, Trademarks or logos owned or used by such Party or any of its Affiliates, or any other Patent or intellectual property rights not otherwise expressly granted herein, whether by estoppel, implication or otherwise. Notwithstanding anything to the contrary, AbbVie grants no right or license with respect to Other Active Ingredients owned or controlled by AbbVie or its Affiliates.

Article 3
DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES

3.1         Development.

3.1.1.      Ongoing Development. The Parties acknowledge and agree that additional Development will be required to obtain Regulatory Approvals for the Licensed Compounds or Licensed Products in the Territory. After the Effective Date, Licensee shall be solely responsible, in its sole discretion, for Development of the Licensed Compounds and the Licensed Products in the Territory.

3.1.2.      Diligence. Licensee (itself or through its Affiliates or Sublicensees) shall use Commercially Reasonable Efforts to Develop and seek Regulatory Approvals for at least [***] Licensed Compound or Licensed Product in each of the Major Markets.

3.1.3.      Development Costs. Licensee shall be solely responsible for all costs and expenses in connection with the Development of, and seeking, obtaining and maintaining Regulatory Approvals for, the Licensed Compounds and Licensed Products.

3.1.4.      Applicable Law. Licensee shall, and shall cause its Affiliates to, comply with all Applicable Law with respect to the Development of Licensed Compounds and Licensed Products.

3.2         Regulatory Matters.

3.2.1.      Regulatory Activities.

(a)            As between the Parties, Licensee shall have the sole responsibility, at its expense, for preparing, obtaining, and maintaining Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions, and for conducting communications with the Regulatory Authorities, for Licensed Compounds or Licensed Products in the Territory (which shall include filings of or with respect to INDs and other filings or communications with the Regulatory Authorities). All Regulatory Approvals relating to the Licensed Compounds or Licensed Products with respect to the Territory shall be owned by, and shall be the sole property and held in the name of, Licensee or its Affiliate or Sublicensee or their respective designees.

(b)            Licensee shall notify the AbbVie Alliance Manager promptly (but in no event later than forty-eight (48) hours) following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Licensed Compound or Licensed Product in the Territory, and shall include in such notice the reasoning behind such determination, and any supporting facts. Licensee (or its Affiliate or Sublicensee) shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal in the Territory; provided that prior to any implementation of such a recall, market suspension, or market withdrawal, Licensee shall consult with AbbVie and shall consider AbbVie’s comments in good faith. If a recall, market suspension, or market withdrawal of a Licensed Compound or Licensed Product is mandated by a Regulatory Authority in the Territory, Licensee (or its Affiliate or Sublicensee or their respective designees) shall initiate such a recall, market suspension, or market withdrawal of in compliance with Applicable Law. For all recalls, market suspensions, or market withdrawals undertaken pursuant to this Section 3.2.1(b), Licensee (or its Affiliate or Sublicensee or their respective designees) shall be solely responsible for the execution and all costs thereof.

3.3         Records; Reports; Alliance Manager.

3.3.1.      Records. Licensee shall maintain records in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes, and in compliance with Applicable Law, which shall be materially complete and accurate and shall properly reflect all work done and results achieved in the performance of its Development, Manufacture and Commercialization activities by or on behalf of Licensee with respect to the Licensed Compound or Licensed Product. Such records shall be retained by Licensee for at least [***] after the termination of this Agreement, or for such longer period as may be required by Applicable Law.

3.3.2.      Development Reports. At least twice per [***], Licensee shall provide the AbbVie Alliance Manager with a written report summarizing (a) the results and progress of Development activities it has performed, or caused to be performed, since the preceding report, (b) its Development activities in process, (c) the future activities it expects to initiate during the then-current Calendar Year, including timelines related thereto, (d) updates regarding regulatory matters, including an update of all Drug Approval Applications filed, in each case on a country by country basis, (e) the then-current annual Development budget and (f) such other information as AbbVie may reasonably request relating to the Development in order to enable AbbVie to assess Licensee’s compliance with its Development obligations under this Agreement respect to the Licensed Compounds and Licensed Products.

3.3.3.      Alliance Manager. Within [***] following the Effective Date, each Party will appoint (and notify the other Party of the identity of) an alliance manager (each an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by written notice to the other Party. The Alliance Managers will serve as the primary contact point between the Parties for the purpose of providing each Party with information on the progress of the Development and Commercialization of each Licensed Compound and Licensed Product (including, with respect to the AbbVie Alliance Manager, the recipient of the various reports required to be delivered by Licensee pursuant to this ARTICLE 3) and facilitating the flow of information and otherwise facilitating communication between the Parties.

3.4         Commercialization.

3.4.1.      In General. Licensee (itself or through its Affiliates or Sublicensees) shall be solely responsible for Commercialization of the Licensed Products throughout the Territory at Licensee’s own cost and expense.

3.4.2.      Diligence. Licensee (itself or through its Affiliates or Sublicensees) shall use Commercially Reasonable Efforts to (a) Commercialize at least [***] Licensed Product in each of the Major Markets, and (b) maximize Net Sales in each of the Major Markets. If at any time AbbVie has a reasonable basis to believe that Licensee is in material breach of its obligations under this Section 3.4.2, then AbbVie may so notify Licensee in writing, specifying the basis for its belief, and, without limitation to any other right or remedy available to AbbVie hereunder, at AbbVie’s request, the Parties shall meet within [***] after such notice to discuss in good faith AbbVie’s concerns and Licensee’s Commercialization plans with respect to a Licensed Product.

3.4.3.      Statements and Compliance with Applicable Law. Licensee shall, and shall cause its Affiliates to, comply with all Applicable Law with respect to the Commercialization and Manufacturing of Licensed Compounds and Licensed Products. Licensee shall avoid, and shall cause its Affiliates, employees, representatives, agents, Sublicensees and distributors to avoid, taking, or failing to take, any actions that Licensee knows or reasonably should know would jeopardize the goodwill or reputation of AbbVie or the Licensed Products or any Trademark associated therewith. Without limitation to the foregoing, Licensee shall in all material respects conform its practices and procedures relating to the Commercialization of the Licensed Products and educating the medical community in the Territory with respect to the Licensed Products to any applicable industry association regulations and policies, as the same may be amended from time to time, and Applicable Law.

3.4.4.      Booking of Sales; Distribution. Licensee shall invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Licensed Products in the Territory and perform or cause to be performed all related services. Licensee shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Territory.

3.4.5.      Commercialization Reports. Commencing upon filing a Drug Approval Application for a Licensed Product, Licensee shall provide to the AbbVie Alliance Manager, at least [***] per [***], a report summarizing (a) the Commercialization activities it or its Affiliates or Sublicensees has performed, or caused to be performed, during the applicable reporting period and on a Calendar Year-to-date basis for Licensed Products in the Territory; (b) its Commercialization activities in process and the future activities it expects to initiate during the then-current Calendar Year, including timelines related thereto; (c) a non-binding twenty-four month sales forecast on a regional basis for Net Sales for Licensed Products in the Territory; and (d) such other information as AbbVie may reasonably requested relating to the Commercialization of the Licensed Products in order to enable AbbVie to assess Licensee’s compliance with its Commercialization obligations under this Agreement respect to the Licensed Compounds and Licensed Products.

3.5         Supply of Licensed Compounds.

3.5.1.      Assignment of Existing Inventory. AbbVie hereby assigns to Licensee all of its right, title, and interest in and to its current inventory of the research grade materials and supporting materials of the Licensed Compounds that are (a) in the possession and Control of AbbVie or any of its Affiliates, (b) existing as of the Effective Date and (c) listed on Schedule 3.5.1. Promptly following the Effective Date, AbbVie shall deliver or have delivered such inventory to Licensee, at Licensee’s sole cost and expense EXW AbbVie’s warehouse (Incoterms 2010) at a facility reasonably agreed by the Parties. Any reimbursement to AbbVie for the cost to transport the assigned inventory to Licensee shall be made within [***] after notice from AbbVie of the amount to be reimbursed. LICENSEE HEREBY ACKNOWLEDGES THAT ANY INVENTORY DELIVERED PURSUANT TO THIS AGREEMENT ARE UNDERSTOOD TO BE EXPERIMENTAL IN NATURE. ABBVIE MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE INVENTORY AND IS PROVIDING THE INVENTORY “AS-IS”. ABBVIE DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSEE ACKNOWLEDGES AND AGREES THAT THE LICENSED COMPOUND HAS NOT RECEIVED REGULATORY APPROVAL AND LICENSEE SHALL NOT SELL OR OTHERWISE USE THE INVENTORY OF LICENSED COMPOUND EXCEPT AS PERMITTED BY APPLICABLE LAW.

3.5.2.      Supply of Licensed Compounds and Licensed Product. Except for the existing inventory, Licensee shall have the sole responsibility for, at its expense, Manufacturing (or having Manufactured) and supplying Licensed Compounds and Licensed Products for research, Development and Commercialization purposes in the Territory.

3.6         Subcontracting. Licensee (or its Affiliates or Sublicensees) may subcontract with a Third Party to perform any or all of its obligations hereunder, provided that (a) no such permitted subcontracting shall relieve Licensee of any liability or obligation hereunder except to the extent satisfactorily performed by such subcontractor, and (b) the agreement pursuant to which Licensee engages any Third Party subcontractor must (i) be consistent in all material respects with this Agreement, and (ii) contain terms obligating such subcontractor to comply with the confidentiality, intellectual property, and all other relevant provisions of this Agreement.

3.7         Know-How Transfer.

3.7.1.      AbbVie shall reasonably assist in the transfer of the AbbVie Know-How to Licensee for a period of [***] following the Effective Date; provided that AbbVie shall not be required to utilize more than [***] for such transfer (unless mutually agreed in writing by the Parties). Following completion of such transfer (or reaching such hour threshold), AbbVie shall have no further obligations with respect to the Licensed Compounds or Licensed Products except as expressly set forth herein.

3.7.2.      If, after the [***] period provided for in Section 3.7.1, Licensee requires consulting support in connection with the transfer of the AbbVie Know-How, then, upon Licensee’s reasonable request, AbbVie will make its personnel reasonably available to Licensee to provide such consulting support for an additional period of up to [***]. Licensee shall reimburse AbbVie for the cost of personnel providing such support at a rate of [***] (or portion thereof) within [***] of invoicing by AbbVie.

3.7.3.      The assistance and consulting support under Sections 3.7.1 and 3.7.2 shall be rendered by AbbVie without the requirement that AbbVie personnel visit the site of Licensee’s facilities or any Third Party contractors, unless AbbVie and Licensee agree in writing otherwise, in which case Licensee shall reimburse AbbVie its reasonable direct and indirect expenses in making such visits. The Parties shall generally communicate by means of telephone, email and video conference, as they may deem appropriate under the circumstances, in the fulfilment of their responsibilities under this Section 3.7.

3.7.4.      Licensee will use all documents and files relating to the AbbVie Know-How only for purposes of exercising its rights and licenses with respect to Licensed Compounds and Licensed Products in accordance with the terms and conditions of this Agreement and Applicable Law and for no other purpose.

3.8         Non-Compete.

3.8.1.      During the Term, AbbVie shall not, and shall cause its Affiliates not to (a) enter into any agreement or other arrangement with any Third Party pursuant to which it grants such Third Party any license or other rights to Exploit any Licensed Compounds or Licensed Products in the Excluded Field, or (b) directly or indirectly, Exploit any Licensed Compounds or Licensed Products in the Excluded Field.

Article 4
PAYMENTS AND RECORDS

4.1         Upfront Payment. In partial consideration of the rights granted by AbbVie to Licensee hereunder:

4.1.1.      Licensee shall pay AbbVie [***] within [***] after the Effective Date; and

4.1.2.      [***]

4.2         Development Milestones. In partial consideration of the rights granted by AbbVie to Licensee hereunder, on a Licensed Product-by-Licensed Product basis, Licensee shall pay to AbbVie milestone payments within [***] after the first achievement of each of the following milestones for each Licensed Product, calculated as follows: [***].

The milestone payments in this Section 4.2 are payable [***] upon the first achievement of the applicable milestone for each Licensed Product.

4.3         Commercialization Milestones. In partial consideration of the rights granted by AbbVie to Licensee hereunder, on a Licensed Product-by-Licensed Product basis, Licensee shall pay to AbbVie milestone payments within [***] after the first achievement of each of the following milestones for each Licensed Product, calculated as follows: [***]

The milestone payments in this Section 4.3 are payable [***] upon the first achievement of the applicable milestone for each Licensed Product.

4.4         Sales-Based Milestones. In partial consideration of the rights granted by AbbVie to Licensee hereunder, Licensee shall pay to AbbVie milestone payments within [***] after the first achievement of each of the following milestones, calculated as follows: [***].

If, in a given Calendar Year more than one of the above Net Sales thresholds is exceeded, Licensee shall pay to AbbVie a separate milestone with respect to each threshold that is exceeded in such Calendar Year.

4.5         Royalties.

4.5.1.      Royalty Rates.

(a)            In further consideration of the rights granted by AbbVie to Licensee hereunder, subject to the terms of this Section 4.5, on a Licensed Product by Licensed Product basis, and on a country by country basis, commencing upon the First Commercial Sale of a Licensed Product in the Territory and continuing for the applicable Royalty Term for such Licensed Product, Licensee shall pay to AbbVie a royalty equal to [***].

(b)            If during the Royalty Term for a given Licensed Product, such Licensed Product is Exploited in a country or other jurisdiction and there is no Valid Claim of an AbbVie Patent, Improvement Patent or Joint Patent that claims or covers such Licensed Product in such country or other jurisdiction, the royalty rate set forth in Section 4.5.1(a) with respect to such country or other jurisdiction, shall be reduced to [***] of the royalty rate set forth in Section 4.5.1(a) solely with respect to Net Sales of such Licensed Product in such country or other jurisdiction.

4.5.2.      Royalty Term. Licensee shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country or other jurisdiction on or after the date on which the Royalty Term for such Licensed Product in such country or other jurisdiction has expired. For purposes of clarity, [***].

4.5.3.      Royalty Payments and Reports. Licensee shall calculate all amounts payable to AbbVie pursuant to this Section 4.5 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance Section 4.5.3. Licensee shall pay to AbbVie the royalty amounts due with respect to a given Calendar Quarter within [***] after the end of such Calendar Quarter. Each payment of royalties due to AbbVie shall be accompanied by a statement, certified by an executive officer of Licensee as accurate to the best of its ability and in accordance with Accounting Standards, setting forth (a) the amount of gross sales and Net Sales of each Licensed Product in each country or other jurisdiction in the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars), (b) a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter, and (c) the amount of aggregate worldwide Net Sales of each Licensed Product for the Calendar Year. Without limiting the generality of the foregoing, Licensee shall require its Affiliates and Sublicensees to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by Licensee.

4.5.4.      Mode of Payment; Offsets. All undisputed payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice in writing to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with Accounting Standards. Licensee shall have no right to offset, set off or deduct any amounts from or against the amounts due to AbbVie hereunder. All payments to a Party (or such Party’s Affiliates or designees) under this Agreement will be irrevocable, non-refundable and non-creditable.

4.6         Withholding Taxes. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. If there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall remit such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of the payment of such withholding or similar tax. Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor for purposes of this Agreement. If withholding or similar taxes are paid to a government authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of the withheld or similar taxes or obtain a credit with respect to such taxes paid.

4.7         Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party [***] of receipt. If a government authority retroactively determines that a payment made by the paying Party to the receiving Party pursuant to this Agreement should have been subject to Indirect Taxes, and the receiving Party is required to remit such Indirect Taxes to the government authority, including any interest and penalties imposed thereon the receiving Party will have the right (a) to invoice the paying Party for such amount (which shall be payable by the paying Party within [***] of its receipt of such invoice) or (b) to pursue reimbursement of the amount by any other available remedy.

4.8         Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then, without limiting any rights or remedies of the receiving Party, such paying Party shall pay interest thereon (before and after any judgment) [***] (but with interest accruing on a daily basis) of [***] (or any successor rate), such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

4.9         Financial Records. Licensee shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to Net Sales of Licensed Products, in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its payment obligations under this Agreement. Such books and records shall be retained by Licensee and its Affiliates until the later of (a) [***] to which such books and records pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

4.10       Audit. Subject to the other terms of this Section 4.10, at the request of AbbVie, Licensee shall, and shall cause its Affiliates to, permit an independent, nationally-recognized certified public accountant designated by AbbVie and reasonably acceptable to Licensee, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 4.9 to ensure the accuracy of all reports and payments made hereunder; provided, that, such audit right shall not apply to records beyond [***] from the end of the Calendar Quarter to which they pertain and no record may be audited more than [***]. The accountant shall report to AbbVie only whether the particular amount being audited was accurate, and if not, the amount of any discrepancy. Except as provided below, the cost of this audit shall be borne by AbbVie, unless the audit reveals a variance of more than [***] from the reported amounts, in which case Licensee shall bear the reasonable, documented out-of-pocket cost of the audit. Unless disputed pursuant to Section 4.11 below, if such audit concludes that (a) additional amounts were owed by Licensee, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 4.8, or (b) excess payments were made by Licensee, AbbVie shall reimburse such excess payments, in either case ((a) or (b)), within [***] after the date on which such audit is completed by AbbVie.

4.11       Audit Dispute. In the event of a dispute with respect to any audit under Section 4.10, AbbVie and Licensee shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s accountants or to such other Person as the Parties shall mutually agree (the “Audit Arbitrator”). The decision of the Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Audit Arbitrator shall determine. Not later than [***] after such decision and in accordance with such decision, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 4.9, or AbbVie shall reimburse the excess payments, as applicable.

4.12       Confidentiality. AbbVie shall treat all information subject to review under this ARTICLE 4 in accordance with the confidentiality provisions of ARTICLE 7 and the Parties shall cause the Audit Arbitrator to enter into a reasonably acceptable confidentiality agreement with Licensee obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

4.13       No Other Compensation. [***] each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by one Party to the other Party in connection with the transactions contemplated herein. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

Article 5
INTELLECTUAL PROPERTY

5.1         Ownership of Intellectual Property.

5.1.1.      Ownership of Technology. Each Party shall own and retain all right, title, and interest in and to any and all: (a) Information and inventions that are conceived, discovered, developed, or otherwise made by or on behalf of such Party (or its Affiliates or Sublicensees) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto and (b) other Information, inventions, Patents, and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grant set forth in Section 2.1) by such Party, its Affiliates or its licensees or Sublicensees. Subject to Section 5.2.2, AbbVie and Licensee shall jointly own any Information and inventions that are conceived, discovered, developed, or otherwise made jointly by or on behalf of AbbVie or its Affiliates, on the one hand, and Licensee, or its Affiliates or Sublicensees on the other hand, under or in connection with this Agreement, whether or not patented or patentable (“Joint IP”). Subject to Section 5.2.2, AbbVie’s interest in any such Joint IP shall be included in the license granted under Section 2.1. For clarity, after the Effective Date, AbbVie shall remain the sole owner of the AbbVie Patents.

5.1.2.      United States Law. The determination of whether Information and inventions are conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States irrespective of where such conception, discovery, development or making occurs.

5.1.3.      Joint IP. Each Party will have an [***] interest in and to the Joint IP. Each Party will exercise its ownership rights in and to such Joint IP, including the right to license and sublicense or otherwise to exploit, transfer, or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other terms and conditions of this Agreement. At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint IP (but subject to the license granted under Section 2.1).

5.1.4.      Ownership of Corporate Names. Each Party shall retain all right, title and interest in and to any corporate names, Trademarks and logos owned or otherwise used by such Party or any of its Affiliates.

5.2         Maintenance and Prosecution of Patents.

5.2.1.      Patent Prosecution and Maintenance of AbbVie Patents. Subject to the remainder of this Section 5.2.1, Licensee shall, at its sole cost and expense, prepare, file, prosecute, and maintain all of the AbbVie Patents in the Territory. Licensee shall have the right to use outside counsel of its choice in connection with such activities; provided that any such counsel shall be reasonably acceptable to AbbVie. Licensee shall keep AbbVie reasonably informed with regard to the preparation, filing, prosecution, and maintenance of all AbbVie Patents and shall provide AbbVie with copies of any proposed patent filings at least [***] prior to any proposed filing. AbbVie shall have an opportunity to review and comment upon patent prosecution and filing decisions prior to the submission of filing and correspondences to the patent authorities, and Licensee shall consider AbbVie’s comments in good faith. If Licensee decides not to prepare, file, prosecute, or maintain an AbbVie Patent in a country or other jurisdiction in the Territory, Licensee shall provide [***] prior written notice to AbbVie of such intention, and AbbVie shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such AbbVie Patent at its expense in such country or other jurisdiction. In such event, Licensee shall promptly provide AbbVie with the appropriate documents for transfer of responsibility for filing, prosecution and maintenance of such AbbVie Patent to AbbVie or its designee and shall reasonably cooperate with AbbVie or its designee as provided under Section 5.2.4.

5.2.2.      Patent Prosecution and Maintenance of Joint Patents. Subject to the remainder of this Section 5.2.2, Licensee shall, at its sole cost and expense, prepare, file, prosecute, and maintain all of the Patents within the Joint IP (“Joint Patents”) in the Territory. Licensee shall have the right to use outside counsel of its choice in connection with such activities; provided that any such counsel shall be reasonably acceptable to AbbVie. Licensee shall keep AbbVie reasonably informed with regard to the preparation, filing, prosecution, and maintenance of all Joint Patents and shall provide AbbVie with copies of any proposed patent filings at least [***] prior to any proposed filing. AbbVie shall have an opportunity to review and comment upon patent prosecution and filing decisions prior to the submission of filing and correspondences to the patent authorities, and Licensee shall consider AbbVie’s comments in good faith. If Licensee decides not to prepare, file, prosecute, or maintain a Joint Patent in a country or other jurisdiction in the Territory Licensee shall provide [***] prior written notice to AbbVie of such intention, and AbbVie shall thereupon have the option, in its sole discretion, to continue the preparation, filing, prosecution, and maintenance of such Joint Patent at its expense in such country or other jurisdiction. In such an event, Licensee shall promptly provide AbbVie with the appropriate documents for transfer of responsibility for filing, prosecution and maintenance of such Joint Patent to AbbVie or its designee and shall reasonably cooperate with AbbVie or its designee as provided under Section 5.2.4.

5.2.3.      Patent Prosecution and Maintenance of Licensee Patents. Licensee shall prepare, file, prosecute, and maintain all of the Licensee Patents (including any Improvement Patents) at its own cost and expense, in its own discretion. At least [***] prior to Licensee filing any Licensee Patent (including any Improvement Patents), Licensee shall provide copies of any such proposed filings to AbbVie and consider in good faith any comments provided by AbbVie. In addition, upon filing such applications, Licensee shall promptly report the Licensee Patent ((including any Improvement Patents) filed to AbbVie. AbbVie shall maintain the Licensee Patents (including any Improvement Patents) provided to AbbVie as confidential until the Licensee Patent is published.

5.2.4.      Cooperation. The Parties agree to reasonably cooperate in the preparation, filing, prosecution, and maintenance of the AbbVie Patents and Joint Patents in the Territory under this Agreement.

5.2.5.      Patent Term Extension and Supplementary Protection Certificate. Licensee shall have the right to make decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for AbbVie Patents and Joint Patents that cover Licensed Compounds or Licensed Products in the Territory. Licensee shall consult with AbbVie prior to such decisions and shall consider AbbVie’s comments in good faith. Licensee shall have the primary responsibility of applying for any extension or supplementary protection certificate with respect to such Patents in the Territory at its cost and expense. AbbVie shall provide reasonable assistance, as requested by and at the sole cost of Licensee, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

5.2.6.      CREATE Act. Notwithstanding anything to the contrary in this ARTICLE 5, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this ARTICLE 5 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings, or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

5.2.7.      Patent Listings. Licensee shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to AbbVie Patents and Joint Patents that cover Licensed Compounds and Licensed Products as required or allowed in the Territory.

5.3         Enforcement of Patents.

5.3.1.      Enforcement of AbbVie Patents and Joint Patents. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the AbbVie Patents or Joint Patents by a Third Party in the Territory of which such Party becomes aware (including alleged or threatened infringement based on the Development, [***], or an application to market a generic product in the Territory) (the “Product Infringement”). Licensee shall have the first right, but not the obligation, to institute, prosecute and control any claim, suit or proceeding with respect to any Product Infringement of any AbbVie Patent or Joint Patent in the Territory (the “Licensee Prosecuted Infringements”) at its sole expense and [***] shall retain control of the prosecution of such claim, suit or proceeding. If [***] prosecutes any Licensee Prosecuted Infringement, [***] shall have the right to join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense; provided that [***] shall retain control of the prosecution of such claim, suit, or proceeding. If [***] does not take commercially reasonable steps to prosecute a Licensee Prosecuted Infringement (a) within [***] following the first notice provided above with respect to the Licensee Prosecuted Infringement, or (b) [***] before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then [***] may then (but shall have no obligation to) prosecute the Product Infringement of an AbbVie Patent or Joint Patent in the Territory at its own expense and [***] shall retain control of such prosecution. [***] shall keep [***] updated as to the steps it intends to take to prosecute a Licensee Prosecuted Infringement and shall otherwise provide [***] with any information reasonably requested by [***]. For clarity, [***] shall have the exclusive right to enforce AbbVie Patents for any infringement that is not a Product Infringement.

5.3.2.      Cooperation. The Parties agree to cooperate fully in any infringement action pursuant to this Section 5.3. If a Party brings such an action, then the other Party shall, if necessary, either furnish a power of attorney solely for such purpose, join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 5.3 shall have the right to settle such claim; provided that neither Party shall have the right to settle any patent infringement litigation under this Section 5.3 in a manner that has a material adverse effect or meaningfully diminishes the rights or interests of the other Party, or in a manner that imposes any costs or liability on, or involves any admission of fault by, the other Party, without the express written consent of such other Party, such consent not to be unreasonably withheld, conditioned or delayed. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

5.3.3.      Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described in Section 5.3.1 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action; provided, however, that any award or settlement (whether by judgment or otherwise) shall be deemed to be “Net Sales” hereunder.

5.4         Infringement Claims by Third Parties. If the Manufacture, Commercialization, or use of a Licensed Compound or Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Licensee (or its Affiliates or Sublicensees), Licensee shall promptly notify AbbVie thereof in writing. [***] (or its Affiliates or Sublicensees) shall defend any action which names [***] which claims the infringement, after the Effective Date, of any Third Party’s Patent through the making, using, selling, offer for sale or importing of a Licensed Compound or Licensed Product. If necessary and at Licensee’s expense, AbbVie will assist and cooperate with Licensee in any such defense. Licensee will bear all costs and expenses (including attorneys’ fees) and pay all damages and settlement amounts arising out of or in connection with any such action. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Each Party agrees to provide the other Party with copies of all pleadings filed in such action and to allow the other Party reasonable opportunity to participate in the defense of the claims. Neither Party may enter into any settlement that affects the other Party’s rights or interests without such Party’s written consent, which consent will not be unreasonably conditioned, withheld or delayed.

5.5         Invalidity or Unenforceability Defenses or Actions.

5.5.1.      Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the AbbVie Patents or Joint Patents (or any corresponding worldwide family members in the Territory) by a Third Party, in each case in the Territory and of which such Party becomes aware.

5.5.2.      AbbVie Patents and Joint Patents. Licensee shall have the first right, but not the obligation, at its sole discretion, to defend and control the defense of the validity and enforceability of the AbbVie Patents and Joint Patents at its own expense in the Territory. AbbVie may participate in any such claim, suit, or proceeding in the Territory with counsel of its choice at its own expense; provided that Licensee shall retain control of the defense in such claim, suit, or proceeding. If Licensee elects not to defend or control the defense of any such AbbVie Patents or Joint Patent in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then AbbVie may conduct and control the defense of any such claim, suit, or proceeding of such AbbVie Patents or Joint Patent at its own expense.

5.5.3.      Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 5.5, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its and its Affiliates’ employees, subcontractors, agents and consultants available at reasonable business hours and for reasonable periods of time. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in this Section 5.5, each Party shall consult with the other as to the strategy for the defense of the AbbVie Patents or Joint Patents.

5.6         Inventor’s Remuneration. Licensee shall be solely responsible for any remuneration that may be owed to Licensee’s inventors under any applicable inventor remuneration laws. AbbVie shall be solely responsible for any remuneration that may owed to AbbVie’s inventors under any applicable inventor remuneration laws.

5.7         AbbVie Technology. Notwithstanding any provision in this Agreement to the contrary, AbbVie shall have the right to transfer or assign ownership of any AbbVie Know-How, AbbVie Patents or AbbVie’s interest in Joint IP as long as any such transfer or assignment is made expressly subject to the rights and licenses granted to Licensee under this Agreement.

Article 6
PHARMACOVIGILANCE

6.1         Pharmacovigilance Activities. AbbVie shall have no ongoing pharmacovigilance obligations with respect to Licensed Compounds or Licensed Products. Licensee shall assume all pharmacovigilance activities and obligations for the Licensed Compounds and Licensed Products as of the Effective Date.

Article 7
CONFIDENTIALITY AND NON-DISCLOSURE

7.1         Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration of this Agreement, each Party shall, and shall cause its Affiliates, and such Party’s and its Affiliates’ officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party under this Agreement [***], except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is necessary for the performance of, or the exercise of such Party’s rights under, this Agreement. [***]. Notwithstanding the foregoing, but to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 7.1 with respect to any Confidential Information shall not include any information that:

7.1.1.      has been published by a Third Party or is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

7.1.2.      has been in the receiving Party’s possession prior to disclosure by the disclosing Party (as can be shown by competent written evidence) without any obligation of confidentiality with respect to such information;

7.1.3.      is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party; or

7.1.4.      has been independently developed by or for the receiving Party without reference to, or use or disclosure of the disclosing Party’s Confidential Information, as evidenced by such Party’s internal records documenting such independent development.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

7.2         Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

7.2.1.      in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given prompt written notice (and to the extent possible, at least [***] notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for example, to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or regulatory body or, if disclosed, be used only for the purposes for which the order was issued). If no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, receiving Party shall furnish only that portion of Confidential Information which receiving Party is advised by counsel is legally required to be disclosed;

7.2.2.      made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval in accordance with the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

7.2.3.      made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

7.2.4.      made to its or its Affiliates’ financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this ARTICLE 7; or

7.2.5.      made by the receiving Party or its Affiliates or Sublicensees to its or their (a) advisors, consultants, vendors, service providers, or contractors, (b) existing or prospective collaboration partners, licensees, sublicensees, lenders, investors, or acquirers, or (c) in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement, or to potential or actual investors or acquirers as may be necessary or useful in connection with their evaluation of such potential or actual investment or acquisition; provided, however, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 7.

7.3         Securities Filings and other Disclosures Required by Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to the SEC or any national securities exchange in any jurisdiction (collectively, the “Securities Regulators”), or to other Persons as may be required by Applicable Law, and if a Party does submit this Agreement to any Securities Regulators, or other Persons as may be required by Applicable Law, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party or its counsel concludes it is required by Applicable Law or any Securities Regulator to make a disclosure of the terms of this Agreement in a filing or other submission as required by Applicable Law or any Securities Regulator, and (a) such Party has provided copies of the disclosure to the other Party reasonably in advance of such filing or other disclosure under the circumstances, (b) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and (c) such Party has given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by Applicable Law or any Securities Regulator. Notwithstanding the foregoing, it is hereby understood and agreed that if a Party seeks to make a disclosure as required by Applicable Law or any Securities Regulator as set forth in this Section 7.3, and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, will in good faith consider incorporating such comments.

7.4         Use of Name. Except as expressly provided herein, neither Party nor its Affiliates shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 7.3 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law or any Securities Regulator; provided such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

7.5         Public Announcements. Except for the form of public disclosure as set forth in Schedule 7.5, neither Party shall issue any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or any Securities Regulator. The contents of any press release or other public statement that has been reviewed and approved by AbbVie may be re-released by Licensee without a requirement for re-approval; provided, however, that such re-release does not substantially change or expand the previously issued content.

7.6         Publications. In the event that Licensee or its Affiliates desire to publish or present any information that contains the Confidential Information of AbbVie with respect to any Licensed Compound or Licensed Product or contains Information relating to the RGMa mechanism of action, Licensee will submit to AbbVie for review any proposed academic, scientific and medical publication or academic, scientific and medical public presentation related to any Licensed Compound or Licensed Product. AbbVie will review such publication or presentation for purposes of determining whether any portion of the proposed publication or presentation contains AbbVie’s Confidential Information. Licensee will submit written copies of such proposed publication or presentation to AbbVie no later than [***] before submission for publication or presentation (or [***] in advance in the case of an abstract). AbbVie will provide its comments with respect to such publications and presentations within [***] after its receipt of such written copy (or [***] in the case of an abstract). If requested by AbbVie, Licensee will redact AbbVie’s Confidential Information from any such proposed publication or presentation. Notwithstanding the foregoing, the contents of any publication or presentation that has been reviewed and approved by AbbVie may be re-released by Licensee without a requirement for re-approval; provided, however, that such re-release does not substantially change or expand the previously issued content. During the Term, AbbVie will not make any academic, scientific or medical publication or academic, scientific or medical public presentation related to any Licensed Compound or Licensed Product or any activities conducted pursuant to this Agreement. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

7.7         Trade Secrets. Licensee acknowledges that AbbVie may transfer trade secrets to Licensee in connection with this Agreement. Licensee shall take all steps necessary to maintain such information as a trade secret for an indefinite period, notwithstanding Section 7.1. No trade secret information of AbbVie may be transferred to a Third Party until Licensee has entered into a confidentiality agreement at least as restrictive as the confidentiality terms of this Agreement, and which shall contain provisions protecting the confidentiality of trade secrets indefinitely. In addition, Licensee shall take steps reasonably necessary to ensure that such Third Party maintains such information as a trade secret. Such trade secrets may only be used by Licensee or such Third Party as expressly set forth in this Agreement.

7.8         Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such first Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

7.9         Survival. All Confidential Information shall continue to be subject to the terms of this Agreement for the applicable periods set forth in this ARTICLE 7 regardless of the termination or expiration of this Agreement.

Article 8
REPRESENTATIONS AND WARRANTIES

8.1         Mutual Representations and Warranties. AbbVie and Licensee each represents and warrants to the other, as of the Effective Date, and covenants, as follows:

8.1.1.      Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

8.1.2.      Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

8.1.3.      Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

8.1.4.      No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

8.2         Additional Representations and Warranties of AbbVie. AbbVie further represents and warrants to Licensee, as of the Effective Date, as follows:

8.2.1.      AbbVie or one of its Affiliates Controls the AbbVie Know-How and AbbVie Patents and has the right to grant the licenses specified herein.

8.2.2.      To AbbVie’s knowledge, there is no pending litigation or patent office proceeding, or litigation or patent office proceeding that has been threatened in writing, and AbbVie has not received any written claim or demand alleging, that the AbbVie Patents are invalid or unenforceable.

8.2.3.      To AbbVie’s knowledge, there is no pending litigation, or litigation that has been threatened in writing, that the research, Development, manufacture or Commercialization of any of the Licensed Compounds or Licensed Products infringes or misappropriates the Patents, Information or other intellectual property rights of any Third Party.

8.2.4.      To AbbVie’s knowledge, there is no lien or security interest on any of the AbbVie Know-How or AbbVie Patents.

8.3         Additional Representations and Warranties of Licensee. Licensee further represents and warrants to AbbVie, as of the Effective Date, and covenants, as follows:

8.3.1.      Licensee (a) has conducted its own investigation and analysis of (i) the Patents and other proprietary rights of Third Parties as such rights relate to the Exploitation of the Licensed Compounds and Licensed Products and (ii) the potential infringement thereof, (b) understands the complexity and uncertainties associated with possible claims of infringement of Patents or other proprietary rights of Third Parties, particularly those relating to pharmaceutical products, and (c) acknowledges and agrees that it is solely responsible for the risks of such claims. Licensee acknowledges and agrees that it has received access to the information relating to the AbbVie Patents, AbbVie Know-How, Licensed Compounds and Licensed Products that Licensee deemed necessary to conduct and complete its due diligence related to the transactions contemplated by this Agreement, and Licensee warrants that it has diligently reviewed all such information. Licensee has no knowledge of any breach of any representation or warranty of AbbVie made hereunder, including pursuant to Section 8.1 and Section 8.2.

8.3.2.      Licensee and its Affiliates (a) are solvent, (b) have sufficient financial resources to conduct its business in the ordinary course, meet all of its debts and financial obligations, and have no reasonable basis on which to expect that its operations may be impaired by financial instability or insolvency, and (c) shall take no actions during the Term of this Agreement that would materially impair its financial ability to meet its obligations hereunder, including but not limited to payments to shareholders in the form of dividends, equity redemptions or otherwise if such payments would materially impair its financial ability to meet its obligations hereunder, or otherwise materially impairing its ability to meet its debts and financial obligations in the ordinary course.

8.3.3.      Licensee and its Affiliates have not ever been, are not currently, nor are they the subject of a proceeding that could lead to it or its Affiliates becoming a Debarred Entity, Excluded Entity or Convicted Entity and it and its Affiliates will not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who is a Debarred Individual, Excluded Individual or a Convicted Individual. Licensee further covenants that if, during the Term, it or its Affiliates become a Debarred Entity, Excluded Entity or Convicted Entity, or listed on the FDA’s Disqualified/Restricted List or if any employee or agent performing any of its obligations hereunder becomes a Debarred Individual, Excluded Individual or a Convicted Individual, or added to the FDA’s Disqualified/Restricted List, Licensee shall immediately notify AbbVie and AbbVie shall have the option, at its sole discretion, to prohibit such Person from performing work under this Agreement. This provision shall survive expiration of this Agreement. For purposes of this provision, the following definitions shall apply:

(a)            A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a Person that has an approved or pending drug or biological product application.

(b)            A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

(c)            An “Excluded Individual” or “Excluded Entity” is (A) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (B) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

(d)            A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

(e)            “FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics, or devices if the FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false Information to the study sponsor or the FDA.

8.3.4.      Sanctioned Party Prohibition. The Parties acknowledge and agree that governmental authorities, including the U.S. federal government prohibits trade with certain sanctioned or blocked parties and publishes and maintains lists of Persons with whom trade is prohibited (each such governmental authority’s list, a “Sanctioned Party List”). Licensee represents and warrants that it (a) is not on any Sanctioned Party List maintained by any governmental authority, (b) has no reason to believe it will be placed on any Sanctioned Party List, and (c) will not deal with, conduct any business with or otherwise transact in any manner related to the rights and obligations contained in this Agreement with any Person on any global Sanctioned Party List.

8.4         DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE LICENSES GRANTED HEREIN ARE MADE “AS IS, WHERE IS” WITH ALL FAULTS. ANY INFORMATION PROVIDED BY ABBVIE OR ITS AFFILIATES TO LICENSEE IS OR HAS BEEN MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED. IN NO EVENT SHALL ABBVIE BE LIABLE FOR ANY LOSSES IN EXCESS OF THE UPFRONT PAYMENT SET FORTH IN SECTION 4.1 FOR ANY BREACH OF ITS REPRESENTATIONS OR WARRANTIES HEREUNDER. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE RESEARCH, DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED COMPOUND OR LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

Article 9
INDEMNITY

9.1         Indemnification of AbbVie. Licensee shall indemnify AbbVie, its Affiliates and its and their respective directors, officers, employees, and agents (“AbbVie Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, fees, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with [***] for those Losses for which AbbVie, in whole or in part, has an obligation to indemnify Licensee pursuant to Section 9.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

9.2         Indemnification of Licensee. AbbVie shall indemnify Licensee, its Affiliates and its and their respective directors, officers, employees, and agents (the “Licensee Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the Licensee Indemnitees arising from or occurring as a result of [***] for those Losses for which Licensee, in whole or in part, has an obligation to indemnify AbbVie pursuant to Section 9.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

9.3         Notice of Claim. All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 9 [***]. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Losses are known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

9.4         Control of Defense.

9.4.1.      In General. At its option and sole expense, the indemnifying Party may assume the control of the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the indemnifying Party’s receipt of an Indemnification Claim Notice provided that the indemnifying Party has agreed to be fully responsible for all Losses relating to such claims. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party which shall be reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, conditioned or delayed). If the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 9.4.2, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless the incurring of those expenses were specifically requested in writing by the indemnifying Party.

9.4.2.      Right to Participate in or Control Defense. Without limiting Section 9.4.1, any Indemnified Party shall be entitled to participate in, but, subject to Section 9.4.1, not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such participation shall be at the Indemnified Party’s own expense unless (a) the employment and control thereof has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.4.1 (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

9.4.3.      Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that do not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, make any admissions that would adversely affect the Indemnified Party, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such compromise or settlement involves (a) any admission of legal wrongdoing by the Indemnified Party, (b) any payment by the indemnified Party that is not indemnified under this Agreement, or (c) the imposition of any equitable relief against the Indemnified Party (in which case, (a) through (c), the Indemnified Party may withhold its consent to such settlement in its sole discretion). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided in Section 9.4.1, the Indemnified Party may defend against such Third Party Claim in accordance with Section 9.4.2; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

9.4.4.      Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

9.4.5.      Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund if the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.5         Special, Indirect, and Other Losses. EXCEPT FOR (A) WILLFUL MISCONDUCT AND (B) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 7, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 9, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

9.6         Insurance. Licensee shall obtain and carry in full force and effect the minimum insurance requirements set forth herein. Such insurance (a) shall be primary insurance with respect to Licensee’s own participation under this Agreement, (b) shall be issued by a recognized insurer rated by A.M. Best “A-VII” (or its equivalent) or better, or an insurer pre-approved in writing by AbbVie, (c) shall list AbbVie and its subsidiaries, Affiliates, directors, officers, employees and agents as an additional insured thereunder, and (d) shall require [***] written notice to be given to AbbVie prior to any cancellation, non-renewal or material change thereof.

9.6.1.      Types and Minimum Limits. The types of insurance, and minimum limits shall be:

(a)            Licensee shall at all times maintain in force any insurance policy that is required by any Federal, State, National or other such Law, Regulation or Ordinance which may govern or have jurisdiction over any provision of this Agreement and at all times remain fully compliant with any such Law, Regulation or Ordinance.

(b)            Clinical Trials Insurance effective at least [***] prior to the launch of any human clinical trials with a minimum limit of [***] in the aggregate to be maintained in force throughout the life of any such clinical trials, such insurance to be effected, maintained and documented to AbbVie in compliance with this Agreement and in compliance with any and all local requirements in any territory in which such trials are conducted.

(c)            Product Liability Insurance effective at least [***] prior to First Commercial Sale of a Licensed Compound or Licensed Product with a minimum limit of [***] in the aggregate.

9.6.2.      Certificates of Insurance. Within [***] after the Effective Date, Licensee shall provide AbbVie with Certificates of Insurance evidencing compliance with this Section. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to Licensee, then Licensee shall continue to maintain such insurance after the expiration or termination of this Agreement for the longer of: (a) a period of [***] following termination or expiration of this Agreement, or (b) last sale of a Licensed Product.

Article 10
TERM AND TERMINATION

10.1       Term.

10.1.1.    Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last Royalty Term for the last Licensed Product (such period, the “Term”).

10.1.2.    Effect of Expiration of the Term. Following the expiration of the Term, the grants in Section 2.1 shall become perpetual, fully-paid, royalty-free, and irrevocable.

10.2       Termination for Material Breach.

10.2.1.    Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party fails to cure such breach [***] for breach of payment obligations) after receipt of the Default Notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. Notwithstanding the foregoing, if such default cannot be cured within such first [***], such termination will not be effective if such breach has been cured within [***] after such notice if the Breaching Party commences actions to cure such default within such [***] period and thereafter diligently continues such actions. For the avoidance of doubt, the exception set forth in the foregoing sentence shall not apply with respect to any material breach of payment obligations.

10.2.2.    Disputed Breach. If the alleged Breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the Non-Breaching Party in accordance with Section 10.2.1 and such alleged Breaching Party provides the Non-Breaching Party notice of such Dispute within the applicable period set forth in Section 10.2.1, then the cure periods set forth in Section 10.2.1 shall not be tolled during the pendency of the dispute resolution process as set forth in Section 11.6 and the non-Breaching Party will not have the right to terminate this Agreement under Section 10.2.1 unless and until such dispute resolution process has been completed (including any cure periods set forth therein).

10.3       Additional Termination by AbbVie and Licensee.

10.3.1.    If Licensee or any of its Affiliates or Sublicensees, anywhere in the Territory, challenges, or otherwise aides any Third Party to challenge, any claim in an AbbVie Patent (or any corresponding worldwide family member) as invalid, unenforceable or otherwise not patentable or as not being infringed by Licensee’s activities absent the rights and licenses granted hereunder (each, a “Patent Challenge”), AbbVie shall have the right to immediately terminate this Agreement in its entirety, including the rights of any Sublicensees, upon written notice to Licensee; provided that with respect to any Third Party Sublicensee, AbbVie will not have the right to terminate this Agreement under this Section 10.3.1 if Licensee (a) causes such Patent Challenge to be terminated or dismissed (or in the case of ex parte proceedings, multi-party proceedings, or other Patent Challenges in which the challenging party does not have the power to unilaterally cause the Patent Challenge to be withdrawn, causes such Sublicensee to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge) or (b) terminates such Sublicensee’s sublicense to the Patents being challenged by the Sublicensee, in each case, within [***] of AbbVie’s notice to the other Party under this Section 10.3.1. If under Applicable Law AbbVie cannot terminate this Agreement as provided in Section 10.3.1, or AbbVie decides not to terminate this Agreement pursuant to Section 10.3.1, then Licensee shall continue to pay AbbVie according to ARTICLE 4 during and after such challenge, unless all claims in all AbbVie Patents are found invalid, unenforceable or otherwise not patentable; and if all claims in all AbbVie Patents are found invalid, unenforceable or otherwise not patentable, all payment obligations by Licensee under ARTICLE 4 shall be reduced by [***].

10.3.2.   AbbVie may terminate this Agreement in its entirety immediately if none of Licensee, its Affiliates or its Sublicensees conducts any material amount of Development or Commercialization of a Licensed Compound or Licensed Product for a consecutive period of [***] during the Term, effective immediately upon AbbVie providing written notice to Licensee; provided that if Licensee does not conduct such Development or Commercialization as required under this Section 10.3.2 as a result of a safety concern, regulatory issue, clinical hold, or injunction or other operation of law and Licensee is using Commercially Reasonable Efforts to diligently seek to remedy such issue, such [***] period will be extended for each day any of the foregoing listed in this clause (a) caused such failure to conduct such Development or Commercialization.

10.3.3.    Licensee may terminate this Agreement in its entirety, for any or no reason, upon [***] prior written notice to AbbVie.

10.4       Termination for Bankruptcy, Insolvency or Similar Event. If either Party (a) becomes the subject, whether voluntarily or involuntarily, of any bankruptcy, insolvency, receivership or similar proceeding, and, in the event of an involuntary case under the bankruptcy code, such case is not dismissed commencement thereof; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property; (d) proposes a written agreement of composition, arrangement, readjustment or extension of its debts; (e) files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings; (f) admits in writing its inability to meet its obligations as they fall due in the general course; or (g) becomes subject to a warrant of attachment, execution, or distraint or similar process against substantially all of its property, then the other Party may terminate this Agreement, in whole or in part and in its sole discretion, effective immediately upon written notice to the other Party.

10.5       Termination in Entirety. In the event of a termination of this Agreement for any reason:

10.5.1.    all rights and licenses granted by AbbVie hereunder shall immediately terminate;

10.5.2.    Licensee shall, and hereby does, effective as of the effective date of termination, grant (without any further action required on the part of AbbVie) to AbbVie and its Affiliates, an exclusive, royalty-free, fully paid, worldwide, irrevocable, perpetual license, with the right to grant sublicenses through multiple tiers, under the Reversion Technology to Exploit in the Territory any Reversion Product in the Field in the Territory (the “Reversion License”).

10.5.3.    at AbbVie’s request, Licensee shall, and hereby does, effective as of the effective date of termination, assign to AbbVie all of its right, title, and interest in and to all Regulatory Documentation (including any Regulatory Approvals and INDs) applicable to any Reversion Product then owned by Licensee or any of its Affiliates, and shall cause any and all Sublicensees to assign to AbbVie any such Regulatory Documentation then owned by such Sublicensees;

10.5.4.    Licensee shall, and hereby does, effective as of the effective date of termination, grant AbbVie an exclusive, royalty-free license and right of reference, with the right to grant multiple tiers of sublicenses and further rights of reference, under all Regulatory Documentation (including any Regulatory Approvals and INDs) then Controlled by Licensee or any of its Affiliates or Sublicensees that are not assigned to AbbVie pursuant to Section 10.5.3 above that are necessary for AbbVie or any of its Affiliates or Sublicensees to Develop or Commercialize any Reversion Product and any improvement to any of the foregoing, as such Regulatory Documentation exists as of the effective date of such termination of this Agreement; and

10.5.5.   at AbbVie’s request, Licensee shall, and hereby does, effective as of the effective date of termination assign to AbbVie all right, title, and interest of Licensee in each Product Trademark.

10.6       Transition Assistance. In the event of a termination of this Agreement for any reason, Licensee shall, at AbbVie’s written request, perform any or all of the following and agree upon a transition plan with AbbVie that shall address the timing and logistics of the following:

10.6.1.    Licensee shall, where permitted by Applicable Law, transfer to AbbVie all of its right, title, and interest in all Regulatory Documentation assigned to AbbVie pursuant to Section 10.5.2;

10.6.2.    Licensee shall notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in Section 10.6.1 above;

10.6.3.  Licensee shall, unless expressly prohibited by any Regulatory Authority, transfer control to AbbVie of all clinical studies being conducted by Licensee as of the effective date of termination and continue to conduct such clinical studies, at Licensee’s cost, for up to [***] to enable such transfer to be completed without interruption of any such clinical study; provided that (a) AbbVie shall not have any obligation to continue any clinical study unless required by Applicable Law, and (b) with respect to each clinical study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Licensee shall continue to conduct such clinical study to completion, at Licensee’s cost;

10.6.4.    Licensee shall assign (or cause its Affiliates to assign) to AbbVie any or all agreements with any Third Party with respect to the conduct of pre-clinical development activities or clinical studies for the Reversion Products, including agreements with contract research organizations, clinical sites, and investigators, unless, with respect to any such agreement, such agreement expressly prohibits such assignment, in which case Licensee shall cooperate with AbbVie in reasonable respects to secure the consent of the applicable Third Party to such assignment;

10.6.5.    Licensee shall supply to AbbVie all of AbbVie’s requirements of the Reversion Products until the later of (a) such time as AbbVie has established an alternate, validated source of supply for the Reversion Products, and AbbVie is receiving supply from such alternative source and (b) the date that is [***] following the effective date of the termination of this Agreement. The cost to AbbVie for such supply shall be at Licensee’s actual cost to Manufacture such Reversion Products plus [***];

10.6.6.    at Licensee’s expense, to the extent applicable, Licensee shall within [***] of AbbVie’s written request, (a) diligently conduct a Know-How transfer to AbbVie, including all relevant Know-How and data, included in the license set forth in Section 10.5.2, and (b) provide other reasonable assistance necessary to permit AbbVie to Develop, Manufacture or Commercialize such Licensed Products;

10.6.7.    Licensee shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, or as AbbVie may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto AbbVie its rights under, Section 10.5 and this Section 10.6.

10.7       Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

10.8       Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, ARTICLE [***] of this Agreement shall survive the termination or expiration of this Agreement for any reason.

Article 11
MISCELLANEOUS

11.1       Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. Without limitation to the foregoing, if Licensee is the non-performing Party and the suspension of performance continues for [***] after the date of the occurrence, AbbVie shall have the right to terminate this Agreement pursuant to Section 10.2.1 as if Licensee had committed a material breach, except that in such event no cure period shall apply and AbbVie shall have the right to effect such termination upon written notice to Licensee, in its sole discretion.

11.2       Export Control. The Parties acknowledge that certain products, technology, technical data and software (including certain services and training) and certain transactions may be subject to export controls or sanctions under Applicable Law (including the Export Administration Regulations, 15 C.F.R. §§730-774, the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130, and sanctions programs implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury). Each Party agrees that it will not knowingly export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

11.3       Assignment. No Party shall, without the prior written consent of the other Party, sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder to any Third Party that is not an Affiliate of the assigning Party; provided, however, that no such consent shall be required in connection with (a) a sale of all or substantially all of the assets of such Party to which this Agreement relates, (b) any merger or other change of control of such Party, or (c) AbbVie’s sale, transfer, assignment, delegation, pledge, or disposal of its rights to receive royalty payments under this Agreement. With respect to an assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted assignment or delegation in violation of this Section 11.3 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of AbbVie or Licensee, as the case may be. The permitted assignee or permitted transferee shall assume all obligations of its assignor or transferor under this Agreement. Without limiting the foregoing, the grant of rights set forth in this Agreement shall be binding upon any successor or permitted assignee of the assigning Party, and the obligations of such Party.

11.4       Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

11.5       Governing Law, Jurisdiction and Service.

11.5.1.    Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of New York, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, that all questions concerning the construction or effect of patent applications and patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular patent application or patent has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

11.5.2.    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 11.7.2 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.

11.6       Dispute Resolution. Except as provided in Section 4.11, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 11.6.

11.6.1.    General. Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers or their delegate and reduced to writing shall be conclusive and binding on the Parties. If the Senior Officers or their delegates are not able to agree on the resolution of any such issue within [***] after such issue was first referred to them, then either Party may, by written notice to the other Party, elect to initiate an alternative dispute resolution (“ADR”) proceeding pursuant to the procedures set forth in Section 11.6.2 for purposes of having the matter settled.

11.6.2.    ADR. Any ADR proceeding under this Agreement shall take place pursuant to the procedures set forth in Schedule 11.6.2.

11.6.3.    Adverse Ruling. Any determination pursuant to this Section 11.6 that a Party is in material breach of its material obligations hereunder shall specify a (nonexclusive) set of actions to be taken to cure such material breach, if feasible.

11.6.4.    Interim Relief and Tolling. Notwithstanding anything herein to the contrary, nothing in this Section 11.6 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute following the ADR procedures set forth in Section 11.6.2, if necessary to protect the interests of such Party. This Section shall be specifically enforceable.

11.7       Notices.

11.7.1.    Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered (a) by hand, (b) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 11.7.2, (c) by email, or (d) to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.7.1. Such notice shall be deemed to have been given as of the date delivered by hand, on the [***] (at the place of delivery) after deposit with an internationally recognized overnight delivery service, or as of the date of an email is sent. This Section 11.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

11.7.2.    Address for Notice.

If to Licensee, to:

Disc Medicine, Inc.
400 Technology Square, 10th Floor
Cambridge, MA 02139
Attention: Brian MacDonald

With a copy to (which will not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: William Collins
Email: wcollins@goodwinlaw.com

If to AbbVie, to:

AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064 U.S.
Attention: [***]
Fax: [***]

11.8       Entire Agreement; Amendments. This Agreement and Schedules attached hereto [***] sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby (including that certain Confidentiality Agreement between Licensee and AbbVie or their respective Affiliates effective as of December 10, 2018). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

11.9       Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

11.10     English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

11.11     No Benefit to Third Parties. Except as provided in ARTICLE 9, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

11.12     Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

11.13     Relationship of the Parties. It is expressly agreed that AbbVie, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes. Neither AbbVie, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

11.14     Performance by Affiliates and Sublicensees. Each Party acknowledges and accepts that the other Party may exercise its rights and perform its obligations (including granting or continuing licenses and other rights) under this Agreement either directly or through one or more of its Affiliates. A Party’s Affiliates will have the benefit of all rights (including all licenses and other rights) of such Party under this Agreement. Accordingly, in this Agreement “Licensee” will be interpreted to mean “Licensee or its Affiliates” and “AbbVie” will be interpreted to mean “AbbVie or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations (including granting or continuing licenses and other rights) under this Agreement; provided, however, that in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates. For clarity, where provisions of this Agreement provide that Licensee shall be “solely” responsible for performing its obligations or the like with respect to a matter, AbbVie acknowledges and accepts that such provisions shall be interpreted to mean that, Licensee may perform such obligations either directly or through one or more of its Affiliates, or by a Sublicensee or permitted Third Party subcontractor of Licensee or any of its Affiliates.

11.15     Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

11.16     References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

11.17     Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

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THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

ABBVIE DEUTSCHLAND GMBH & CO. KG		DISC MEDICINE, INC.

By:	/s/ Stefan Simianer	By:	/s/ Brian MacDonald

Name:	Stefan Simianer	Name:	Brian MacDonald

Title:	Managing Director of AbbVie Komplementär GmbH, General Partner of AbbVie Deutschland GmbH & Co. KG	Title	Chief Executive Officer

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Schedule 1.3

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Schedule 1.4

AbbVie Patents

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Schedule 1.54

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Schedule 7.5

Press Release

Disc Medicine Expands Pipeline Focused on Hepcidin Pathway

Enters into exclusive agreement with AbbVie for series of Hemojuvelin Antagonist Monoclonal Antibodies

Cambridge, Mass. - [INSERT DATE] - Disc Medicine, a hematology company that is applying new insights in hepcidin biology to develop therapies addressing ineffective red blood cell production in rare hematological diseases, today announced that it has entered into an exclusive license agreement with AbbVie for the worldwide rights to a series of hemojuvelin antagonist monoclonal antibodies. Terms of the license agreement have not been disclosed.

“The addition of these hemojuvelin antagonist antibodies to our pipeline is an excellent strategic fit for Disc Medicine,” said Brian MacDonald, CEO of Disc Medicine. “Our first program is a novel, orally administered therapy which increases hepcidin expression to treat iron loading anemias. In contrast, these antibodies target hemojuvelin to reduce hepcidin expression and provide us with the opportunity to develop new approaches to the treatment of anemia in a different spectrum of chronic inflammatory and hematological diseases.”

Hepcidin, a small peptide hormone produced in the liver, is the key regulator of iron metabolism that when dysregulated is associated with either iron overload or iron deficiency. Both of these conditions can be associated with ineffective red blood cell production, often leading to severe anemia in a range of hematological and non-hematological diseases that can significantly impact lifespan as well as quality of life.

About Disc Medicine
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Schedule 11.6.2

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